UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2025
MEDIFAST, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31573 (Commission File Number)	13-3714405 (I.R.S. Employer Identification No.)
100 International Drive, Baltimore, Maryland 21202
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (410) 581-8042
N/A
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MED	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2025, Medifast, Inc. (the “Company”) and Anthony Tyree, a named executive officer of the Company and Chief Business Operations Officer, agreed that Mr. Tyree will depart from his position as Chief Business Operations Officer and any and all other positions he holds as an officer or employee of the Company, effective December 31, 2025. Mr. Tyree’s departure is not due to and does not involve any disagreement with management or related to the Company’s operations, policies or practices.

In connection with Mr. Tyree’s separation from the Company, Jason Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company (“Jason Pharmaceuticals”), and Mr. Tyree entered into a separation agreement (the “Separation Agreement”). Pursuant to the Company’s Executive Severance Policy and the Separation Agreement, Mr. Tyree will be entitled to receive, among other things, (a) one year’s salary of $415,873 and his target bonus of $291,111, to be paid in a lump sum to Mr. Tyree within 30 days; (b) his 2025 bonus, paid based on actual Company performance at the time bonuses are paid to other executives of the Company; (c) prorated vesting of any restricted share units through December 31, 2025; (d) prorated vesting of any performance share units, with payout based on actual Company performance through December 31, 2025; (e) if Mr. Tyree elects for COBRA continuation coverage, continued coverage in the Company’s welfare plans at active employee rates through December 31, 2026; and (f) up to 6 months of outplacement assistance. The Separation Agreement also includes standard noncompetition, non-disclosure and confidentiality provisions and mutual non-disparagement provisions and releases.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Furthermore, effective January 5, 2026, the Company promoted Nicholas Johnson from Chief Field Operations Officer to President of Medifast. In this new role, Mr. Johnson will continue to be responsible for leading the OPTAVIA Field and technology organizations and will also be responsible for leading the Company’s enterprise marketing, scientific and clinical affairs, product development, and consumable product and plan management teams. This promotion is reflective of Mr. Johnson’s continued development in his current role and for being an integral part of the CEO succession planning process. Additionally, Mr. James Maloney, the Company’s Chief Financial Officer, will be responsible for leading the Company’s supply chain function.

On January 5, 2026, Daniel Chard, Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company announced his planned transition to non-executive Chairman of the Board, effective June 1, 2026 (the “Transition”). Mr. Chard’s Transition is not due to and does not involve any disagreement with management or the Board related to the Company’s operations, policies or practices. Mr. Johnson is expected to continue working closely with Mr. Chard and the Board during the transition period.

Mr. Chard and Jason Pharmaceuticals entered into a letter agreement containing the terms and conditions of his Transition (the “Letter Agreement”). The Letter Agreement provides for a reduction in Mr. Chard’s target annual compensation effective as of January 5, 2026, including a reduction in (i) annual salary from $1,000,000 to $800,000, (ii) target bonus from 115% to 100%, and (iii) target long-term-incentive from $4,600,000 to $2,400,000, for the remaining duration of Mr. Chard’s employment. The Letter Agreement also provides that, once Mr. Chard transitions to non-executive Chairman of the Board, and commencing June 1, 2026, he will remain entitled to continued vesting of any outstanding time-based restricted stock units, performance share units, and deferred shares, provided that Mr. Chard continues to provide service as non-executive Chairman through the applicable vesting dates and in accordance with the terms of the applicable equity plans. His 2026 annual bonus and 2026 long-term incentive grant will be prorated based on the number of days Mr. Chard will be employed in 2026 prior to his planned Transition to non-executive Chairman. In his capacity as non-executive Chairman, he will be entitled to receive an annual retainer of approximately $75,000 in addition to the standard annual retainer paid to all non-employee directors.

The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Separation Agreement by and between Anthony Tyree and Jason Pharmaceuticals, Inc.
	99.2	Letter Agreement by and between Daniel Chard and Jason Pharmaceuticals, Inc.
	99.3	Press Release dated January 5, 2026, entitled “Medifast Announces Planned Leadership Transition”
	104.1	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.

	By:	/s/ James P. Maloney
James P. Maloney
Chief Financial Officer

Dated: January 5, 2026